EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Sells Ownership Interest in Retail Store Joint Venture
Proceeds Used to Reduce Outstanding Debt; Retains Customer Supply Agreement

GRAND RAPIDS, MICHIGAN-December 23, 2004-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has sold its 65 percent ownership interest in a retail store to its former joint venture partner.

Spartan's annualized retail sales and after-tax earnings from the joint venture approximated $20 million and $0.3 million, respectively. Total consideration from the transaction (including the repayment of previous advances) will be used to repay $2.0 million of related debt principal and reduce the amounts outstanding under the Company's revolving credit facility by approximately $2.5 million, resulting in a total debt reduction of $4.5 million. The Company entered into a 10-year distribution supply agreement with the acquirer and expects to record an after-tax gain of approximately $0.4 million in the fiscal 2005 third quarter due to the sale transaction. While future reported retail sales will be lower due to the sale, the Company's prior comparable store sales guidance is not impacted as sales from the joint venture store were not included in Spartan's comparable store sales totals.

"We are pleased to have reached an agreement to sell the ownership interest in our only retail store joint venture," stated Spartan Stores' Chairman, President and Chief Executive Officer, Craig C. Sturken. "The agreement is beneficial to both parties and we look forward to continuing our strong relationship with the store's owners by meeting their needs through our high quality distribution products and value-added services."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eighth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 300 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects", "looks forward", or that a particular occurrence "will be" the result or occurrence; or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Additional information about the factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.